UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to § 240.14a-12.

SONESTA INTERNATIONAL HOTELS CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sonesta International Hotels Corporation

116 Huntington Avenue, Floor 9
Boston, MA 02116

PROXY SUPPLEMENT, DATED DECEMBER 2, 2011
TO
PROXY STATEMENT, DATED NOVEMBER 21, 2011, AS SUPPLEMENTED DECEMBER 1, 2011

This Proxy Supplement updates the information contained in the Proxy Statement, dated November 21, 2011 (the “Proxy Statement”), as supplemented by the proxy supplement dated December 1, 2011 (the “Proxy Supplement No.1”), concerning a special meeting of the stockholders of Sonesta International Hotels Corporation, a New York corporation (“Sonesta”), to be held on Wednesday, December 28, 2011, at 9:00 a.m., local time, at Sonesta’s corporate offices at 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116, to consider and vote on, among other things, a proposal to adopt the Agreement and Plan of Merger, as such agreement may be amended from time to time (the “Merger Agreement”), dated as of November 2, 2011, by and among Sonesta, Sonesta Acquisition Corp. (f/k/a Property Acquisition Corp.) (“Parent”) and PAC Merger Corp., a wholly-owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will merge with and into Sonesta and the separate corporate existence of Merger Sub will cease and Sonesta will be the surviving corporation.

SUPPLEMENTAL DISCLOSURE

This supplemental disclosure should be read in conjunction with the Proxy Statement and the Proxy Supplement No. 1.

On December 1, 2011, a putative class action complaint captioned GAMCO Investors, Inc. v. Peter Sonnabend, et al., Index No. 653328/2011 was filed in the New York Supreme Court, New York County, Commercial Division against Sonesta, each member of Sonesta's Board of Directors, Hospitality Properties Trust, Parent and Merger Sub. The action was filed by a purported stockholder of Sonesta, on its own and on behalf of a putative class of Sonesta stockholders. The complaint makes similar allegations to those alleged in the Broadbased Fund action and seeks a judgment requiring Sonesta to make corrective disclosures, awarding the plaintiff and class compensatory and/or rescissory damages, and an award of all costs and disbursements of the action, including reasonable attorneys' fees.